Exhibit 10.44
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT OF G. STEVEN FARRIS
The parties enter into this first amendment to the Employment Agreement between Apache Corporation (“Apache”) and G. Steven Farris (“Farris”) that was entered into on June 6, 1988 (hereinafter, the “Agreement”), in order to satisfy the requirements of §409A of the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”).
Notwithstanding any provision in the Agreement to the contrary,
1. As required by Code §409A, payments pursuant to section 10 of the Agreement will begin automatically upon the first to occur of the following events: (a) Farris has a separation from service as determined by the Secretary of the Treasury, which occurs when Farris’s level of service drops to 20% or less of his average level of service during the preceding three years, as determined pursuant to Code §409A(a)(2)(A)(i) and IRS guidance of general applicability, including Treasury Regulation §1.409A-1(h)(1)(ii); (b) Farris becomes disabled within the meaning of Code §409A(a)(2)(C); or (c) Farris dies.
2. The payments pursuant to section 10 of the Agreement will be $0 for the first six months after Farris’s separation from service, as determined above. The payments that would have been made during that six-month period, if not for the preceding sentence, will be paid to Farris (or to his estate if he has died) within the first ten days of the seventh month after his separation from service.
IN WITNESS HEREOF, the parties have caused this amendment to be executed, effective as of January 1, 2005.

APACHE CORPORATION	FARRIS

/s/ Margery M. Harris	/s/ G. Steven Farris

Margery M. Harris Vice President, Human Resources	G. Steven Farris

ATTEST:

/s/ Cheri L. Peper

Cheri L. Peper Corporate Secretary
November 20, 2008

Apache Corporation Employment Agreement
Recitals
     This contract is entered into on June 6, 1988, between Apache Corporation (“Apache”), a Delaware corporation with principal offices at 1900 One United Bank Center, 1700 Lincoln Street, Denver, Colorado 80203-4519, and G. Steven Farris (“Farris”), an individual with his principal residence at 9004 S. Joplin, Tulsa, Oklahoma 74137.
     Apache wishes to employ Farris in the capacity described below on the terms and conditions described below, and Farris wishes to accept employment on those terms.
Consideration and Agreement
     In consideration of the payments and performance called for by this agreement, and in consideration of the employment relation created between them, Apache and Farris convenant and agree as follows:
     1. Office. Apache employs Farris as its Vice President, effective as of the Commencement Date.
     2. Employment. Farris shall commence full-time employment with Apache on the Commencement Date. While employed by Apache, Farris shall devote all of his business and professional time to the business of Apache, except for time spent managing personal business and investments.
     3. Commencement Date. The “Commencement Date” shall be a mutually agreeable date between June 27, 1988, and July 18, 1988.
     4. Base Compensation. Apache shall pay Farris the sum of $14,166 per month after the Commencement Date and during his employment, payable in semi-monthly installments, and modifiable only by Apache’s board of directors as provided below (“Base Compensation”).
     5. Benefits. Farris shall participate in the following Apache benefit plans as they may be supplemented, amended, replaced or terminated by Apache from time to time:
(a)	The Apache Incentive Compensation Plan, with participation potential of fifty percent of Base Compensation;

(b)	The Apache 1982 Employee Stock Option Plan, with a grant of a 10,000 share ISO option;

(c)	The Apache Phantom Stock Appreciation Plan (a/k/a

Long-Term Incentive Compensation Plan), with a grant of 25,000 phantom shares;
(d)	All other Apache benefit plans customarily extended to executives entering the employ of Apache in 1988 or thereafter, including but not limited to the Apache Retirement Plan, the Apache Income Continuation Plan, and the various Apache medical, dental, life insurance, and disability insurance plans.
Apache shall also pay for a Denver luncheon club membership and a covered garage parking space for Farris.
     6. LTIP. Apache and Farris agree to work in good faith to formulate an additional long-term incentive program for the benefit of Farris (the “LTIP”). The LTIP will pay Farris a percentage of the net gain after tax upon each year’s annual drilling capital expenditures. Net gain will be determined on the basis of a five-year production and reserve report developed by an independent petroleum engineering consultant.
     7. Residence. Farris may tender possession of his principal residence (including all related real property, appurtenances, improvements and fixtures) to Apache at any time within one year after the Commencement Date, and within 10 days thereafter Apache shall purchase the residence for a cash purchase price equal to the average of two independent fair market value appraisals by MAI or SRA appraisers, performed at Apache’s cost. If the two appraisals differ by more than five percent, a third MAI or SRA appraisal shall be obtained at Apache’s cost, and the purchase price shall be the average of the closest two appraisals. Risk of loss of or damage to the residence shall pass with possession. Upon payment of the purchase price, Farris shall convey good and marketable title to the residence to Apache by general warranty deed, free and clear of all liens and encumbrances. All taxes, utilities, rents and other payments and charges shall be pro-rated to the date of change of possession. Farris shall obtain an ALTA Owner’s Title Insurance Policy insuring title to the residence in Apache, subject only to exceptions and conditions acceptable to Apache, and shall deliver a title commitment and pay the policy premium at closing. All other payments and procedures attendant to the sale and purchase of the residence shall be handled in the manner customary in Tulsa, Oklahoma. An amount equal to six weeks of salary will be paid as a relocation allowance.
     8. Duties. Farris’ duties and responsibilities shall be determined by Apache’s board of directors, which shall also review and modify Farris’ Base Compensation, benefits and incentives from time to time as they deem appropriate.

     9. Termination. Farris’ employment shall be terminable at will by either Farris or Apache upon 30 days’ advance written notice.
     10. Severance Payments. If Farris employment is terminated by Apache without Cause, or if Farris terminates his employment within 30 days after Apache’s board of directors has reduced his Base Compensation without proportionately reducing the salaries of all Apache executives of the rank of vice-president or higher, then Apache shall, for thirty-six months after termination:
(a)	continue to pay Farris an amount equal to his Base Compensation as it existed 60 days prior to termination;

(b)	on each March first during the thirty-six months, pay Farris 50 percent of the maximum amount for which he was qualified under the Apache Incentive Compensation Plan (calculated on his base compensation as of 60 days prior to termination);

(c)	continue to pay all amounts, if any, uncond- tionally accrued and payable under the LTIP; and

(d)	continue to provide individual and dependent insurance benefits equivalent to those provided 60 days prior to termination, subject to customary co-payment or contribution by Farris;
(the “Severance Payments”). “Cause” means:
(e)	Farris’ willful failure to perform his duties after a demand for performance is delivered to him by the Apache board of directors which specifi-ally states the manner in which the board believes Farris has not performed his duties;

(f)	Farris’ willful gross misconduct materially injurious to Apache;

(g)	Farris’ violation of a direct order of the board of directors, the executive committee of the board, or the chairman of the board; or

(h)	Farris’ disability invoking Apache’s disability insurance.
An act or omission shall be “willful” if it is done or omitted:
(i)	in bad faith; or

(j)	without reasonable belief that the act or omission was in the interests of the company.
Severance Payments shall be payable to Farris’ heirs or devisees in the event of his death after termination of employment.
     11. Conduct. Farris shall not:
(a)	directly or indirectly compete with Apache;

(b)	appropriate or usurp business opportunities available to Apache; or

(c)	reveal any trade secret or confidence of Apache;
during the term of his employment or for thirty-six months thereafter, except:
(d)	as permitted in writing by Apache’s board of directors; and

(e)	that Farris shall be permitted to compete with Apache if Apache terminates his employment without Cause.
A breach of this paragraph 11 by Farris shall be conclusively deemed to be willful gross misconduct materially injurious to Apache, and if a breach occurs Apache shall have the right:
(f)	to terminate Farris for Cause if he is still employed by Apache; or

(g)	to cease paying Severance Payments if Apache is paying Severance Payments;

(h)	to seek damages if Farris is not employed by Apache and Apache is not paying Severance Payments.
Apache’s trade secrets and confidences shall include any information about Apache or its business which is not generally available to the public, including, but not limited to, any planning, analysis, strategy, data, investor information, financial information, legal information, geological or geophysical information or proprietary information. Upon termination of employment, Farris shall promptly surrender all documents, maps, records, data and all other information representing, reflecting or containing trade secrets or confidences, without demand by Apache.
     12. Apache Successors. Apache shall not merge or consolidate with another organization unless the surviving organization assumes all of Apache’s obligations under this agreement. This agreement shall benefit and bind Apache’s successors.
     13. Amendment. This agreement may not be amended (other than to the extent that the board of directors may modify Farris’ Base Compensation, benefits and incentives from time to time) except by a writing signed by the chairman of the board of Apache and by Farris.
     14. Entire Agreement. This is the entire agreement between Farris and Apache. It supercedes and replaces all prior agreements, discussions, offers and understandings between them concerning employment, compensation, incentives, or benefits.
     15. Severability. The invalidity of any term of this agreement shall not invalidate or affect any other term of this agreement.
     16. Choice of Law. This agreement shall be interpreted under the laws of the State of Colorado, and its courts shall have jurisdiction over its enforcement and interpretation. Venue shall be proper in the city and county of Denver.

Apache Corporation
/s/ C. Eugene Daniels
By C. Eugene Daniels
Vice President of Human Resources

/s/ G. Steven Farris
G. Steven Farris